UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2016

CORBUS PHARMACEUTICALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37348	46-4348039
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 River Ridge Drive, Norwood, MA	02062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 963-0100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Corbus Pharmaceuticals Holdings, Inc. (the “Company”) approved, upon recommendation from an independent compensation consultant engaged by the Compensation Committee, increases in base salaries and bonus targets for fiscal year 2016, as well as equity compensation awards for certain of the Company’s executive officers, Yuval Cohen, Ph.D., Chief Executive Officer; Mark Tepper, Ph.D., President and Chief Scientific Officer; Barbara White, M.D., Chief Medical Officer; and Sean Moran, Chief Financial Officer.

The Compensation Committee approved increases in base salaries as follows: (i) an increase from $240,000 to $370,000 to Dr. Cohen; (ii) an increase from $240,000 to $320,000 to Dr. Tepper; (iii) an increase from $300,000 to $345,000 to Dr. White; and (iv) an increase from $200,000 to $305,000 to Mr. Moran.

The Compensation Committee approved increases in bonus targets as follows: (i) an increase from 33% of his base salary amount to 50% of his base salary amount to Dr. Cohen; (ii) an increase from 33% of his base salary amount to 45% of his base salary amount to Dr. Tepper; (iii) an increase from 33% of her base salary amount to 40% of her base salary amount to Dr. White; and (iv) an increase from 33% of his base salary amount to 40% of his base salary amount to Mr. Moran. The Compensation Committee has not yet determined the amount of cash bonuses, if any, for 2015 performance for these executive officers.

The Compensation Committee approved equity compensation awards as follows: (i) a grant of 530,000 stock options exercisable for shares of the Company’s common stock to Dr. Cohen; (ii) a grant of 240,000 stock options exercisable for shares of the Company’s common stock to Dr. Tepper; (iii) a grant of 240,000 stock options exercisable for shares of the Company’s common stock to Dr. White; and (iv) a grant of 175,000 stock options exercisable for shares of the Company’s common stock to Mr. Moran. The Company’s equity compensation awards are based on the grant of stock option awards pursuant to the Company’s 2014 Equity Compensation Plan (the “Plan”). The stock options will vest 25% on the one year anniversary of the grant date and the remainder in equal monthly installments over three years, with full acceleration of vesting upon a change in control (as defined in the Plan).

In determining and approving the increases in base salary and bonus targets, and determining and approving the equity compensation awards, the Compensation Committee considered general industry and industry peer group compensation information and recommendations provided by the Compensation Committee’s independent compensation consultant.

In addition, the Compensation Committee approved, and the Board ratified, an increase to the annual fee paid to non-employee directors from $25,000 to $35,000, in accordance with the Company’s Non-Employee Director Compensation Policy. All increases in base salaries, bonus targets and non-employee director compensation awards became effective as of January 1, 2016.

Item 7.01.  Regulation FD Disclosure.

The Company is scheduled to present at the 8th Annual Biotech Showcase(TM) conference on January 12, 2016 at 11:00 a.m. Pacific Time. The Company is using the slides attached hereto as Exhibit 99.1 in connection with management presentations to describe its business at the 8th Annual Biotech Showcase(TM) conference.

The information in this Current Report on Form 8-K under Item 7.01, including the information contained in Exhibit 99.1, is being furnished to the Securities and Exchange Commission, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by a specific reference in such filing.

Item 9.01.Financial Statements and Exhibits.

(d)   The following exhibit is furnished with this report:

Exhibit No.Description

99.1Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Dated: January 11, 2016	By:	/s/ Yuval Cohen
Name: Yuval Cohen
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Investor Presentation.